Ex-99.(d)(84)


Exhibit (d)(84)
                   AMENDMENT TO INVESTMENT ADVISORY AGREEMENT


         AMENDMENT made as of September 1, 2004 to the Investment Advisory Agreement made as of the 20th day of July, 1998, as amended (the "Agreement") between Travelers Asset Management International Company LLC ("TAMIC") (successor to Travelers Asset Management International Corporation) and The Travelers Series Trust (the "Trust").


                                   WITNESSETH:

         WHEREAS, TAMIC and the Trust have entered into the Agreement with respect to the MFS Value Portfolio of the Trust;

         WHEREAS, TAMIC and the Trust desire to amend the Agreement to change the investment advisory fee;

         NOW THEREFORE, in consideration of the mutual promises set forth below, TAMIC and the Trust hereby agree to amend paragraph 5 of the Advisory Agreement to read as follows:

         6. COMPENSATION

                  In consideration of the services rendered pursuant to this Agreement, the Trust will pay TAMIC an amount equivalent on an annual basis to the following:

               ANNUAL                                AGGREGATE NET ASSET VALUE
           MANAGEMENT FEE                                OF THE PORTFOLIO
               0.750%         of the first                 $600,000,000
               0.725%         of the next                  $300,000,000
               0.700%         of the next                  $600,000,000
               0.675%         of the next                 $1,000,000,000
               0.625%         of amounts over             $2,500,000,000


                  The parties understand that the fee will be calculated daily and paid monthly. The fee for the period from the Effective Date (defined below) of the Agreement to the end of the month during which the Effective Date occurs shall be prorated according to the proportion that such period bears to the full monthly period. Upon any termination of this Agreement before the end of a month, the fee for such part of that month shall be prorated according to the proportion that such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. For the purpose of determining fees payable to TAMIC, the value of the Portfolio's net assets shall be computed at the times and in the manner specified in the then current Prospectus and/or the SAI.
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         IN WITNESS WHEREOF, this Amendment to the Agreement has been executed by a duly authorized representative of each of the parties hereto as of the date of the Amendment first set forth above.


                                       Travelers Asset Management International
                                       Company LLC

                                       By: /s/ David Tyson
                                           ---------------


                                       The Travelers Series Trust


                                       By: /s/ Kathleen A. McGah
                                           ---------------------